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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-51100) and related Prospectus of Arrow Electronics, Inc. for the issuance of up to $1,075,000,000 in aggregate principal amount of exchange notes described in the Prospectus and to the incorporation by reference therein of our report dated February 16, 2000 with respect to the consolidated financial statements and schedule of Arrow Electronics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999, as filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
New York, NY
February 2, 2001